UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): August 26, 2013

UNITED INSURANCE HOLDINGS CORP.
(Exact name of registrant as specified in its charter)

Delaware	000-52833	75-3241967
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

360 Central Avenue Suite 900 Saint Petersburg, FL	33701	(727) 895-7737
(Address of principal executive offices)	(Zip Code)	(Registrant's telephone number, including area code)

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02: Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On August 26, 2013, the Board of Directors of United Insurance Holdings Corp. (the Company) appointed Mr. Andrew D. Swenson to serve as its Vice President (VP) Chief Information Officer (CIO) beginning on August 26, 2013. In this newly created position, Mr. Swenson will be responsible for all aspects of the Company's information technology infrastructure. Mr. Swenson will be compensated at annual rate of $190,000.

On August 26, 2013, the Company and Mr. Swenson entered into an employment agreement (the Swenson Employment Agreement). The Swenson Employment Agreement provides that the Company will employ Mr. Swenson on an at-will basis, for a term that begins on the effective date and continues until the second (2nd) anniversary of the effective date. The Swenson Employment Agreement will automatically renew for additional one-year terms unless either party provides 180 days written notice of such party's intent to terminate Mr. Swenson's employment, or unless the Company terminates Mr. Swenson's employment for "cause" as such term is defined in the Swenson Employment Agreement.  Pursuant to the Swenson Employment Agreement, Mr. Swenson will receive an annual base salary of $190,000.  In addition, the Swenson Employment Agreement provides that Mr. Swenson (1) is eligible to receive annual cash bonuses at the discretion of the Board of Directors of the Company, based on achievement of performance goals to be established by the Company's executive management team and the Board, and (2) is eligible to participate in other benefits generally available to senior executives of the Company, including equity compensation plans. The Swenson Employment Agreement also provides that the Company shall negotiate and enter into a restricted stock agreement with Mr. Swenson no later than 180 days following the effective date of the Swenson Employment Agreement. The number of shares of common stock to be issued to Mr. Swenson pursuant to the restricted stock agreement shall be at the discretion of the Company, but shall have a fair value of no less than ten percent of Mr. Swenson's base salary on the date of issuance and shall vest on the anniversary of the effective date of the restricted stock agreement.

The Swenson Employment Agreement provides that upon the termination of Mr. Swenson's employment, he will refrain from soliciting any employee and certain former employees of the Company for two years following the termination of Mr. Swenson's employment, unless such employee has not been employed by the Company for more than one year.

The foregoing description does not purport to be a complete description of the Swenson Employment Agreement is qualified by reference to the full text of such document, which is attached as Exhibit 10.1 to this Current Report on Form 8-K.

Mr. Swenson, age 54, has over 30 years of industry-related experience. Since 2010, he has been serving as the Chief Information Officer for Vology, Inc.; an Oldsmar, Florida based network and telecommunications equipment reseller. While with Vology, Inc., Mr. Swenson was responsible for IT and telecommunications planning and implementation, which included streamlining an IT department to drastically reduce downtime and speed response times for new requests.

Prior to joining Vology, Inc., Mr. Swenson served as Chief Information Officer for Tribridge, Inc., an IT services and business consultancy, where he was responsible for developing and implementing a strategic IT plan to support rapid organic and acquisition growth. Mr. Swenson also founded the security consulting VAR Integration Specialists, Inc. (ISI), which was acquired by Tribridge in July 2003.

Mr. Swenson holds a B.S. in Computer Science from the Coleman College in San Diego, California. Mr. Swenson also holds the Certified Information Systems Security Professional designation and sits on many information technology advisory boards in the Tampa Bay area.

We have attached hereto as Exhibit 99.1 a copy of our press release announcing Mr. Swenson's appointment as Chief Information Officer.

Item 9.01(d): Exhibits.
See the Exhibit Index set forth below for a list of exhibits included with this Current Report on Form 8-K.

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

UNITED INSURANCE HOLDINGS CORP.

By:    /s/ Brad Martz
Name:     Brad Martz
Title:     Chief Financial Officer
(principal financial officer)

Date: August 26, 2013

EXHIBIT INDEX

Exhibit No.	Description
10.1	Employment Agreement, dated August 26, 2013, between United Insurance Holdings Corp. and Andrew D. Swenson
99.1	Press release dated August 26, 2013, announcing the appointment of Andrew D. Swenson as Chief Information Officer for United Insurance Holdings Corp.